EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports a 10% Increase in Second Quarter 2006 Earnings

Bangor, Maine, July 21, 2006: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB), the parent company of Merrill Merchants Bank, reported net income of $1.5 million for the three months ended June 30, 2006, a 10% increase over the same period last year. The Company reported diluted earnings per share of $0.42 for the second quarter of 2006, an 11% increase over 2005’s second quarter earnings per share of $0.38.

The Company reported net income of $2.9 million or earnings per share of $0.80 on a fully diluted basis for the six months ended June 30, 2006, compared to $2.6 million or earnings per share of $0.73 for the same period last year.

Balance Sheet. The Company’s consolidated assets were $436.4 million at June 30, 2006, an increase of $43.8 million or 11% from the same date a year ago. Comparing June 30, 2006 and 2005, total loans grew $30.6 million or 10%. Loans to businesses increased 14% and consumer loans grew 23% from a year ago. Real estate loan activity has slowed compared to 2005; however, growth was steady with the commercial real estate portfolio increasing 8%, home equity balances growing 14% and residential mortgages up 5%.

Total deposits were $348.4 million at June 30, 2006 compared to $314.7 million a year ago, representing growth of $33.7 million or 11%. Short-term interest rate increases and stock market volatility have spurred a migration of funds from core deposits as well as an influx of new funds to higher yielding certificates of deposit (CDs). CDs grew $37.1 million or 34% from a year ago. Comparing June 30, 2006 and 2005, savings account balances increased $906,000 while checking accounts declined $1.8 million and money market balances decreased $2.5 million.

Net Income. The Company’s net income for the six months ended June 30, 2006 amounted to $2.9 million compared to $2.6 million for the same period in 2005, an increase of 9%. Return on assets and return on equity were 1.36% and 16.34%, respectively, for the first six months of 2006 compared to return on assets of 1.41% and return on equity of 16.61% for the same period in 2005.

Net income for the second quarter of 2006 was $1.5 million compared to $1.4 million for the same period in 2005, an increase of 10%. Return on assets and return on equity were 1.40% and 16.86%, respectively, for the second quarter of 2006 compared to return on assets of 1.44% and return on equity of 17.07% for the same period in 2005.

Net Interest Income. Net interest income increased $760,000, or 10%, for the six months ended June 30, 2006 to $8.3 million. The increase was driven by $46.3 million of growth in average earning assets for the first six months of 2006 compared to the same period in 2005. The Company’s net interest margin decreased to 4.08% for the six months ended June 30, 2006, compared to 4.19% for the same period in 2005 as the cost of funds increased by 92 basis points while the yield on earning assets increased 69 basis points.

Net interest income increased $320,000, or 8%, for the second quarter of 2006 to $4.2 million. The increase was driven by $47.1 million of growth in average earning assets for the second quarter of 2006 compared to the same period in 2005. The Company’s net interest margin for the second quarter of 2006 and 2005, were 4.08% and 4.24%, respectively.

Non-Interest Income. Non-interest income was $2.7 million for the six months ended June 30, 2006, an increase of $137,000 compared to the same period in 2005. The 5% increase in non-interest income was due to an increase in trust fees of $104,000, increases in service charges on deposit accounts of $78,000 and an increase in investment security gains of $48,000. Mortgage banking income declined by $76,000 as the margin on loan sale gains have tightened due to higher interest rates and competitive pricing.

Non-interest income was $1.4 million for the second quarter of 2006, an increase of 11% from the same period in 2005. The $137,000 increase in non-interest income was due to investment security gains of $36,000 combined with growth in trust fees of 16% and increases in service fees on deposit accounts of 10%.

Non-Interest Expense. Non-interest expense totaled $6.4 million for the six months ended June 30, 2006 compared to $5.9 million for the same period last year. The increase in non-interest expense of $453,000, or 8%, was due to an increase in personnel costs of 9%, increases in occupancy, equipment and data processing expenses of 3% and an increase in other expenses of 9%. Personnel costs increased $295,000 due to normal salary increases and additional staffing required as a result of asset growth, and other expenses increased $123,000 due to increases in professional fees and ATM/debit card processing expense.

Non-interest expense totaled $3.2 million for the second quarter of 2006 compared to $3.0 million for the same period last year. The increase in non-interest expense of $202,000, or 7%, was due to increases in personnel costs of $112,000 and increases in professional fees of $54,000.

Shareholders’ Equity. At June 30, 2006, shareholders’ equity totaled $35.8 million. The net increase of $1.4 million for the first six months of 2006 was attributable to net income of $2.9 million less cash dividends of $1.2 million. In the second quarter of 2006, the Company declared a cash dividend of $.18 per share on the Company’s common stock. This was an increase of 16% over last year’s second quarter dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5%, of its outstanding shares of common stock. As of June 30, 2006, 22,137 shares had been repurchased under the program. Repurchases will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration (SBA) and was the top SBA lender in the State of Maine in 2005.

MERRILL MERCHANTS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands except per share data)	2006	2005	2006	2005
Interest income	$6,909	$5,503	$13,330	$10,562
Interest expense	2,721	1,635	5,080	3,072
Net interest income	4,188	3,868	8,250	7,490
Provision for loan losses	131	100	259	194
Non-interest income	1,418	1,281	2,715	2,578
Non-interest expense	3,194	2,992	6,364	5,911
Income before income taxes	2,281	2,057	4,342	3,963
Income taxes	781	692	1,476	1,341
Net income	$$1,500	$$1,365	$$2,866	$$2,622

Per share data
Basic earnings per common share (1)	$$0.42	$$0.39	$$0.81	$$0.74
Diluted earnings per common share (1)	$$0.42	$$0.38	$$0.80	$$0.73

(1)	Adjusted to reflect the 3% stock dividend in March 2006.

SELECTED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,		December 31,
(In thousands)	2006	2005	2005
Total assets	$436,391	$392,590	$417,073
Loans receivable	331,361	300,744	318,965
Allowance for loan losses	(4,310)	(4,033)	(4,086)
Loans held for sale	759	995	925
Investment securities	82,248	64,842	72,489
Deposits	348,439	314,712	331,414
Borrowings	47,813	41,171	47,008
Shareholders’ equity	35,788	32,557	34,352

Off-Balance Sheet
Trust assets under management	362,922	349,642	365,950
Mortgage servicing portfolio	149,959	129,831	141,125

SELECTED CONSOLIDATED AVERAGE BALANCES
(Unaudited)

	Three Month Period		Six Month Period
	June 30,		June 30,
(In thousands)	2006	2005	2006	2005
Total assets	$431,057	$381,419	$423,749	$375,134
Loans and loans held for sale	328,083	293,193	324,802	288,730
Investment securities	81,163	66,219	77,583	65,577
Deposits	336,853	301,021	331,568	297,530
Borrowings	53,695	44,321	52,454	42,030
Shareholders’ equity	35,677	32,094	35,375	31,844

OTHER SELECTED CONSOLIDATED DATA
(Unaudited)

	At or for the Three Months		At or for the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Return on average assets (1)	1.40%	1.44%	1.36%	1.41%
Return on average equity (1)	16.86%	17.07%	16.34%	16.61%
Leverage ratio	8.30%	8.42%	8.30%	8.42%
Net interest margin (1)	4.08%	4.24%	4.08%	4.19%
Non-performing assets to total assets	0.13%	0.44%	0.13%	0.44%
Net loan charge-offs to average net loans (1)	0.03%	0.03%	0.02%	0.02%
Allowance for loan losses to total loans	1.30%	1.34%	1.30%	1.34%
Number of shares outstanding (2)	3,548,602	3,538,123	3,548,602	3,538,123
Weighted-average shares outstanding-diluted (2)	3,574,382	3,569,755	3,571,238	3,572,207
Book value per share (2)	$10.09	$9.20	$10.09	$9.20

(1)	Computed on an annualized basis.
(2)	Adjusted to reflect the 3% stock dividend in March 2006.

This press release and the documents incorporated by reference herein contain certain forward-looking statements. These forward-looking statements may be contained in this press release, quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800